Exhibit 10.4

Century Aluminum Company

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
(as amended and restated June 23, 2014)

1.	NAME

The name of this Plan is the Amended and Restated Century Aluminum Company Long-Term Incentive Plan, which is amended and restated on June 23, 2014 (the “LTIP”). LTIP Awards issued in earlier years shall continue to be governed by the term of the LTIP as in effect on the date of the award.

2.	PURPOSE

The purpose of the LTIP is to advance the interests of the Company by giving senior-level employees of the Company and its Subsidiaries who occupy key executive positions the opportunity to earn long-term incentive awards through achievement of performance goals and to acquire a proprietary interest in the Company.

3.	DEFINITIONS
“Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board.
“Company” shall mean Century Aluminum Company.
“Earned Performance Unit Award” shall mean the number of Performance Units actually earned for a Plan Period, which may be more or less than the related Target Award, subject to the terms of the LTIP.
“LTIP Award” has the meaning set forth in Section 5.A.
“LTIP Award Value” has the meaning set forth in Section 5.A.
“Participant” shall mean any full-time salaried employee of the Company or a Subsidiary who is selected by the Committee to receive an LTIP Award under the LTIP.
“Peer Group” means the peer group established by the Committee from time to time.
“Performance Measures” may include any or all of the following: (1) earnings per share, (2) pre-tax profits (either at the Company or strategic business unit level), (3) net earnings or net worth, (4) return on equity or assets, (5) strategic objectives, (6) free cash flow from operations, (7) relative total shareholder return vis a vis a peer group selected by the Committee or (8) such other standard or standards as the Board or Committee deems appropriate. Performance Measures may be similar to (but need not be the same as) goals and objectives for the Company as contained in and submitted to the Board annually in Company business plans.
“Performance Units” shall mean that portion of an LTIP Award which is denominated in units, each such unit having a fixed value of $1.00.
“Plan Periods” shall mean overlapping periods of three consecutive calendar years each, the first of which such periods under this LTIP shall commence on January 1, 2014 and end on December 31, 2016.
“Stock Incentive Plan” shall mean the Century Aluminum Company Amended and Restated Stock Incentive Plan, as amended and restated from time to time, the provisions of which are incorporated herein by reference.
“Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.
“Target Award” shall mean the number of Performance Units initially awarded to a Participant under the LTIP.
“Time-vesting Performance Share Units” are contingent awards that entitle a Participant to receive one share of the Company’s common stock for each Time-vesting Performance Share Unit that is vested.

4.	TERM

The LTIP shall commence with the Plan Period that begins as of January 1, 2014, and shall continue until such time thereafter as it may be terminated by the Committee.

5.	LTIP AWARD

A.    General

1.
On or before March 30 (or such later date as may be determined by the Committee) of the first calendar year of each Plan Period, the Committee, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, shall, in its discretion, establish a list of Participants eligible to participate in the LTIP for the subject Plan Period and shall grant to each Participant an award under the LTIP with respect to that Plan Period (an “LTIP Award”).

2.
If an employee is selected as a Participant at any time other than on or before the beginning of a Plan Period, the Committee may, in its discretion, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, award such Participant a full or pro-rated LTIP Award for that Plan Period.

3.
Each Participant’s LTIP Award shall be expressed in dollars as a percentage of his or her base salary in effect as of the first day of the Plan Period to which said LTIP Award pertain (the “LTIP Award Value”).

4.
The Committee shall determine the percentage of any LTIP Award that shall be in the form of Performance Units and in the form of Time-vesting Performance Share Units at the time the applicable LTIP Award is granted.

5.
Each LTIP Award shall be granted pursuant to, and shall be subject to, the provisions of the Stock Incentive Plan (to the extent the award is deliverable in shares of stock) and the LTIP. The number of LTIP Awards granted that may be settled in stock shall not exceed any applicable limits under the Stock Incentive Plan.

B.    Performance Units

1.	Grant of Award Opportunity

a.
The Target Award for each Participant shall be established by the Committee as the product obtained by multiplying the LTIP Award Value by the percentage of the LTIP Award that has been granted in the form of Performance Units.

b.
The Committee shall establish Performance Measures and the relative weighting for each Performance Measure, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

c.
For each Performance Measure that warrants the establishment of numerical goals, the Committee shall establish three levels of numerical goals: threshold, target, and outstanding, and the number of Performance Units that will be earned upon the achievement of each such goal, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

d.
With respect to strategic Performance Measures, high level goals will be described by the Committee qualitatively and the number of Performance Units that will be earned upon achievement of threshold, target and outstanding levels, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis.

2.    Award Determination

a.
During the calendar year that begins immediately following the end of a Plan Period, the Committee shall, based on the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis, determine in its discretion the extent to which Performance Measure goals have been met for that Plan Period (including whether adjustments to such goals and/or actual results shall be made). In doing so, the Committee shall determine the amount of each Participant’s Earned Performance Unit Award by measuring independently, at the conclusion of the Plan Period, Company achievement of Performance Measure goals for each Performance Measure for that Plan Period, and then taking the sum of the earned amounts for each Performance Measure. Earned Performance Unit Awards may equal from zero up to two times a Target Award.

b.
The Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify, based on the recommendations of and in consultation with the Chief Executive Officer, as well as the Committee’s independent analysis, any Earned Performance Unit Award to increase or decrease the amount otherwise payable hereunder. This discretion shall include the right to make adjustments to the Performance Measure goals and/or actual results, to determine that an Earned Performance Unit Award shall be zero, to determine that an Earned Performance Unit Award exceeds the number of Performance Units actually earned for a Plan Period, and to provide for payment of an Earned Performance Unit Award up to 200% of the Target Award.

3.    Payment.
Earned Performance Unit Awards shall be paid, at the discretion of the Committee, in cash, at a rate of $1.00 per each Earned Performance Unit, or in shares of the Company’s common stock in an amount equal to the number of Earned Performance Units divided by the average closing price of the Company’s common stock for the 20 trading days immediately preceding the last day of the Plan Period (or, if payment is due before such date under the Award Agreement, as of the date the payment of the award is triggered). Except as provided in the Award Agreement, payment or settlement shall occur on or before March 30 of the calendar year that begins immediately after the end of the Plan Period.

C.	Time-vesting Performance Share Units

1.	Amount
The aggregate number of Time-vesting Performance Share Units shall be the quotient of the percentage of the Participant’s LTIP Award Value to be granted in Time-vesting Performance Share Units divided by the average closing price for the Company’s common stock for the 20 trading days immediately preceding the date as of which the LTIP Award is made. The Time-vesting Performance Share Units granted to a Participant as part of his or her LTIP Award shall be granted to the Participant as of the date on which his or her LTIP Award is made. The number of Time-vesting Performance Share Units is not subject to adjustment other than as is provided in Article II in the Stock Incentive Plan, but is subject to vesting and forfeiture as set forth in the Award Agreement.

2.	Payment
Except as provided in the Award Agreement, Time-vesting Performance Share Units granted to a Participant shall vest in full upon the last day of the Plan Period in respect of which such Time-vesting Performance Share Units are granted and shall be settled for an equivalent number of shares of common stock of the Company on or before March 30 of the calendar year that begins immediately after the end of the Plan Period.

D.	Recoupment

LTIP Awards shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

6.    ADMINISTRATION

A.
Each grant of an LTIP Award shall be evidenced by (1) a Performance Unit Award Agreement, and/or (2) a Time-vesting Performance Share Unit Award Agreement, as applicable, each of such agreements to be executed on behalf of the Company by an officer designated by the Committee and to be accepted by the Participant who receives such LTIP Award. Each such agreement shall state that the portion of the LTIP Award to which it pertains is subject to all the terms and provisions of the Stock Incentive Plan and the LTIP, and shall have such terms as the Committee shall approve, consistent with the provisions of the Stock Incentive Plan and the LTIP.

B.
The Committee has full power and authority to amend, modify, terminate, construe, interpret and administer the LTIP. Any interpretation of the LTIP by the Committee or any action or decision by the Committee administering the LTIP shall be final and binding on all Participants.

C.
In carrying out its duties hereunder the Committee may in its discretion (1) appoint such committees comprised of some or all of the members of the Committee, with such powers as the Committee shall in each case determine, (2) authorize one or more members of the Committee or any agent to execute or deliver any instrument or instruments in behalf of the Committee, and (3) employ such counsel, agents and other services as the Committee may require.

7.    CHIEF EXECUTIVE OFFICER
The Committee shall make LTIP Awards to the Chief Executive Officer in its sole discretion. Notwithstanding anything contained herein to the contrary, to the extent proscribed by the Nasdaq Marketplace Rules, the Charter of the Committee and other applicable laws, rules and regulations, the Chief Executive Officer shall not provide recommendations with respect to LTIP Awards for the Chief Executive Officer.
8.    NON-ASSIGNABILITY
Nothing in the LTIP shall be deemed to make any rights granted pursuant hereto assignable or transferable by a Participant except pursuant to the laws of descent and distribution. No rights under the LTIP may be hypothecated or encumbered in any manner whatsoever, and creditors of Participants shall have no right or power to obtain all or any portion of grants made hereunder. Any attempted assignment, hypothecation or encumbrance by a Participant shall be null and void. Each Participant may, however, designate one or more beneficiaries under the LTIP on a form to be supplied, upon request, by the Secretary of the Company.

9.	WITHHOLDING

The Company and its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind due to a recipient hereunder or wages otherwise payable, or to otherwise require payment by said recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the LTIP. In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the applicable Award Agreement, a Participant may elect, with the Company’s concurrence, to satisfy the withholding requirement with respect to Time-vesting Performance Share Units, or if settled in shares of Common Stock, Performance Units, by authorizing and directing the Company to withhold shares of Common Stock of the Company having a fair market value equal to the minimum required statutory withholding amount in connection with said applicable Award Agreement.

10.	EMPLOYEE RIGHTS

No employee of the Company or any Subsidiary has a claim or right to be a Participant in the LTIP, to continue as a Participant, or to be granted LTIP Awards under the LTIP. The Company and its Subsidiaries are not obligated to give uniform treatment to Participants, except as and to the extent required by applicable law. Participation in the LTIP does not create a contract of employment between a Participant and the Company or any of its Subsidiaries, and does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries; nor does it imply or confer any other rights. Nothing contained in the LTIP shall be deemed to require the Company or its Subsidiaries to deposit, invest or set aside any amounts for the payments of any LTIP Awards; nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

11.	SECTION 409A

The LTIP is intended to comply with the provisions of Section 409A of the Code and shall be interpreted in a manner consistent with the requirements of such law to the extent applicable. If the Company determines that a Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment other than on account of death, payment of LTIP Awards shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that a Participant’s benefits under the LTIP are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” referred to herein shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.

12.	GOVERNING LAW AND VALIDITY

The LTIP, all LTIP Awards that may be granted hereunder, and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.